Exhibit 16.1

June 29, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by JAKKS Pacific, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of JAKKS Pacific, Inc. dated June 30, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PKF, Certified Public Accountants, A Professional Corporation